Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

Amendment No. 1 to Collaboration Agreement

This Amendment No. 1 (“Amendment 1”) is made and entered into as of March 10, 2020 (“Amendment 1 Effective Date”) by and between Boehringer Ingelheim International GmbH, a German corporation, with its principal place of business at Binger Strasse 173, 55216 Ingelheim am Rhein, Germany (“BII”) and Epizyme, Inc., a Delaware corporation, with its principal place of business at 400 Technology Square, 4th Floor, Cambridge, Massachusetts 02139 USA (“Epizyme”).

WHEREAS, BII and Epizyme are parties to that certain Collaboration Agreement dated as of November 14, 2018 (the “Agreement”) and desire to amend certain terms of the Agreement.

WHEREAS, the Jointly Controlled Project directed to the [**] Target achieved the Milestone Event for SoLO Approval and the Parties now desire to extend the Research Term for the Jointly Controlled Project in order for Epizyme to conduct additional Research Activities.

NOW, THEREFORE, in consideration of the premises and the mutual promises and condition hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.Capitalized terms used, but not defined, herein shall have the meaning ascribed to them in the Agreement.

2.The Parties acknowledge and agree that the Research Plan for the Jointly Controlled Project is hereby amended to include the additional Research Activities set forth in Exhibit A attached hereto.

3.Research Period.  Notwithstanding the terms of Section 3.2 of the Agreement, the Parties agree that Section 3.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.2Research Period. The term of the Research Plan for each Target Project shall commence on the Effective Date and continue (unless sooner terminated pursuant to ARTICLE 13 (Term and Termination)) until (a) with respect to BII Controlled Project, December 31, 2019, and (b) [**] (the “Research Period”).”

4.Research Funding.  BII shall pay additional Research Funding to Epizyme, as consideration for the costs to be incurred by Epizyme in connection with the additional Research Activities set forth on Exhibit A hereto, in the amount of [**] Dollars ($[**]), which shall be payable upon the execution of this Amendment 1 within [**] after receipt of an Invoice from Epizyme. For clarity, should Epizyme, in their performance of the additional Research Activities set forth in Exhibit A, incur costs that exceed the referenced amount, such additional costs shall be borne by Epizyme.

5.No Other Changes.  Except as amended by this Amendment 1, the Agreement shall remain in full force and effect.  After the Amendment 1 Effective Date, every reference in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment 1.  This Amendment 1 shall be interpreted, governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  To the extent of any conflict or inconsistency between the terms of this Amendment 1 and the Agreement, the terms of this Amendment 1 shall prevail.

IN WITNESS WHEREOF, the Parties, through their duly authorized representatives, have entered into this Amendment 1 as of the Amendment 1 Effective Date.

BOEHRINGER INGELHEIM		EPIZYME, INC.
INTERNATIONAL GMBH
By:	/s/ Dr. Jochen Gann	By:	/s/ Matthew Ros

Name:	Dr. Jochen Gann	Name:	Mathew Ros

Title:	Authorized Signatory	Title:	Chief Strategy & Business Officer

BOEHRINGER INGELHEIM
INTERNATIONAL GMBH
By:	/s/ Dorothee Schwall-Rudolph

Name:	Dorothee Schwall-Rudolph

Title:	Authorized Signatory

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